Exhibit 99.1

Andrew Winn <a.winn@unicoin.com>

Resignation as Chief Strategy Officer - Unicoin

Silvina Moschini < sm@unicoin.com >	Tue, Jun 2, 2026 at 7:34 AM

To: Alex Konanykhin <ak@unicoin.com>

Cc: Andrew Winn <a.winn@unicoin.com>

Dear Alex,

I am writing to formally submit my resignation as Chief Strategy Officer of Unicoin Inc., effective June 1, 2026.

As Co-Founder of Unicoin, I am proud to transition into the role of Interim Chief Executive Officer of the Unicoin Foundation, where I will focus on advancing the Foundation’s mission and supporting the continued growth of the Unicoin ecosystem as we prepare for the next chapter of the company’s evolution.

This is an exciting moment for Unicoin. The emergence of a more constructive regulatory environment, the evolving digital asset framework, and the opportunities created by the new crypto taxonomy are opening the door for innovation, growth, and broader participation in the digital economy.

I look forward to contributing to these efforts through the Foundation and helping support the path toward Unicoin’s planned ICO and long-term success.

I would like to express my sincere gratitude to you for your leadership, partnership, and vision. Building Unicoin together has been one of the most meaningful experiences of my career. Your ability to think boldly, pursue ambitious goals, and remain committed to the future of this industry has inspired me throughout our journey together.

I am equally grateful to our employees, colleagues, investors, partners, and supporters. The resilience, dedication, and passion of this team have enabled us to overcome extraordinary challenges while remaining committed to our mission. What we have built together is remarkable, and I am confident the opportunities ahead are even greater.

While my responsibilities will now shift to leading the Foundation, my commitment to the success of Unicoin and its community remains unwavering. I look forward to continuing to work closely with you and the broader ecosystem as we enter this exciting new phase.

Thank you for your trust and partnership. I am excited about what comes next and confident that the future of Unicoin is brighter than ever.

With gratitude and respect,

Silvina Moschini

Silvina Moschini

Co-Founder & CSO Unicoin Inc.

sm@unicoin.com

@Miss_internet

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